EXHIBIT 99.1

News Release

Diamond Green Diesel Enters into New Unsecured Revolving Credit Facility

IRVING, TEXAS March 30, 2021/PRNewswire/ Darling Ingredients Inc. (NYSE:DAR) (“Darling”) – Darling today announced that its joint venture with Valero Energy Corporation, Diamond Green Diesel (“DGD”), has entered into a new $400 million senior, unsecured revolving credit facility. CoBank ACB acted as lead arranger and will be the administrative agent for the lending group, which is comprised of Farm Credit System institutions.

The new revolving credit facility matures March 30, 2024 and is non-recourse to the joint venture partners. Use of funds is for general corporate purposes.

About Diamond Green Diesel
Diamond Green Diesel (DGD) is a joint venture between Valero Energy Corporation (through a subsidiary) and Darling Ingredients Inc. DGD is the largest renewable producer in North America and the second-largest in the world. The fuel produced at our facility reduces greenhouse gas emissions by up to 80% compared with traditional diesel fuel. DGD currently produces 290 million gallons per year, with construction underway on an adjacent site that will expand production to 690 million gallons annually. This expansion is scheduled to be complete in 2021. Valero and Darling continue to pursue growth in the low-carbon renewable diesel business, and have approved a new 470 million gallons per year renewable diesel plant near Valero's Port Arthur, Texas refinery. Operations are expected to begin in 2023, increasing Diamond Green Diesel's total production to approximately 1.2 billion gallons of renewable diesel.

About Co-Bank ACB
CoBank is a $159 billion cooperative bank serving vital industries across rural America. The bank provides loans, leases, export financing and other financial services to agribusinesses and rural power, water and communications providers in all 50 states. The bank also provides wholesale loans and other financial services to affiliated Farm Credit associations serving more than 75,000 farmers, ranchers and other rural borrowers in 23 states around the country. CoBank is a member of the Farm Credit System, a nationwide network of banks and retail lending associations chartered to support the borrowing needs of U.S. agriculture, rural infrastructure and rural communities. Headquartered outside Denver, Colorado, CoBank serves customers from regional banking centers across the U.S. and also maintains an international representative office in Singapore.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is one of the world's leading producers of organic ingredients, producing a wide array of sustainable protein and fat products while being one of the largest producers of renewable clean energy. With operations on five continents, Darling collects waste streams from the agri-food industry, repurposing into specialty ingredients, such as hydrolyzed collagen, edible and feed-grade fats, animal proteins and meals, plasma, pet food ingredients, fuel feedstocks, and green bioenergy. The Company sells its products around the globe and works to strengthen our promise for a better tomorrow, creating product applications for health, nutrients and bioenergy while optimizing our services to the food chain. Darling is a 50% joint venture partner in Diamond Green Diesel (DGD), North America's largest renewable diesel manufacturer, currently producing approximately 290 million gallons of renewable diesel annually which products reduce Green House Gas (GHG) emissions by up to 85% compared to fossil fuels. For additional information, visit the Company's website at http://www.darlingii.com. For more information on Darling's ESG efforts, visit http://www.darlingii.com/csr.

Darling Contact:

James Stark, Vice President - Investor Relations, 972-281-4823